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                                                                   Exhibit 23.1



               Consent of Ernst & Young LLP, Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-92034) pertaining to the Ride Snowboard Company 1994 Stock Option Plan and Ride Snowboard Company 1994 Directors~ Nonqualified Stock Option Plan and in the Registration Statement (Form S-8 No. 33-81029) pertaining to the Ride, Inc. 1995 Employee Stock Purchase Plan and Ride, Inc. foreign Subsidiary 1995 Employee Stock Purchase Plan of our report dated February 28, 1997, except for Note 14 for which the date is March 14, 1997, with respect to the consolidated financial statements and schedule of Ride, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities and Exchange Commission.


Seattle, Washington
March 28, 1997                                               ERNST & YOUNG LLP